UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2009

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 23, 2009, the Board of Directors adopted resolutions amending and restating the regulations of The Lubrizol Corporation, effective as of the same date. The purposes of the amendments are to modernize and clarify various provisions of the regulations and to reflect changes in applicable provisions of Ohio law. The amendments primarily relate to logistics of shareholder and board meetings and notices, committees of the Board of Directors, election of officers and indemnification of directors, officers and employees.

Following is a summary of the substantive amendments to the regulations. This summary is qualified in its entirety by reference to the Second Amended and Restated Regulations of The Lubrizol Corporation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Meetings of Shareholders – Article I

•	Section 1 was amended to change the date of the annual meeting of shareholders from the fourth Monday of April each year to a date and time determined by the Board of Directors.

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Section 3(a) was amended to allow notice of shareholder meetings to be given by personal or overnight delivery or any other means of communications (in addition to mail) authorized by a shareholder, revise the time frame for delivery of notices in a manner consistent with Ohio law, and clarify that the company need not provide notice of a meeting to a transferee of shares when the transfer occurs after the record date for the meeting.

•

Section 4 maintains the sole right of shareholders to adjourn a shareholder meeting, but was amended to provide that adjournment may be accomplished by public announcement after the meeting (in addition to announcement at the meeting) and to clarify that shares present at a meeting in person, by proxy or by use of communications equipment be counted to determine a quorum to hold a shareholder meeting.

•	Section 5 was amended to clarify authority of the Board of Directors to establish rules and procedures governing the conduct of shareholder meetings, consistent with Ohio law.

Board of Directors – Article II

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Section 6 was amended to streamline various provisions regarding meetings of the Board of Directors, allow notice of board meetings to be given by personal or overnight delivery, mail or any other means of communications authorized by the directors (rather than just by letter, telegram or personal delivery), and clarify that actions may be taken by unanimous written consent. The amendments also delete an unnecessary provision requiring the Board of Directors to convene its organization meeting immediately after each annual meeting of shareholders.

Executive Committees and Other Committees – Article III

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Article III was amended to replace specific provisions on the formation of committees with streamlined provisions regarding committee composition and providing that the Board of Directors may create from among its members an Executive Committee or any other committees. The committees may prescribe their own rules for calling and holding meetings and the method of procedures for meetings, consistent with applicable law. The Board of Directors will continue to comply with the New York Stock Exchange and SEC rules regarding committee composition.

Officers – Article IV

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Article IV was amended to replace specific provisions on officer composition and duties with modern provisions regarding the appointment, authority and duties of officers. The amendments provide that the Board of Directors will elect a chief executive officer, officers as required by law, and other officers as it may determine, with the authority and to perform the duties as are customary for the respective offices or as may be specified from time to time by the Board of Directors.

Indemnification of Directors, Officers and Employees – Article V

•

Article V was enhanced to (1) clarify that directors, and officers elected by the Board of Directors, are entitled to indemnification and the advancement of expenses in defending actions in his or her capacity as a director or an officer of the company, in accordance with Ohio law and consistent with existing indemnification agreements, and (2) provide that (a) the company may determine whether to indemnify and advance expenses for other employees and agents, (b) the advancement of expenses terminates upon final disposition of the matter (or, in a criminal matter, upon a conviction, guilty plea or plea of no contest), (c) funds not be advanced to support personal counterclaims of a current or former officer or director; and (d) no future amendment of the indemnification provisions affect adversely, on a retroactive basis, the rights of any indemnified person. The company is not aware of existing circumstances that would result in the advancement of expenses under applicable indemnification agreements or these amended regulations.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is furnished herewith:

3.1	Second Amended and Restated Regulations of The Lubrizol Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: June 24, 2009

	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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